PRICING ADDENDUM *
Dated December 21, 2022 to the
Pricing Supplement dated November 15, 2022
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-261476
(To Prospectus dated December 29, 2021,
Prospectus Supplement dated December 29, 2021,
Underlier Supplement dated December 29, 2021
and Product Supplement dated December 29, 2021)

The Bank of Nova Scotia $2,132,000 Capped In-GEARS
Linked to the Dow Jones Industrial Average® due March 26, 2029
Investment Description
The Bank of Nova Scotia Capped In-GEARS (the “Securities”) are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS” or the “issuer”) linked to the Dow Jones Industrial Average® (the “underlying asset”). The amount you receive at maturity will be based on the “underlying performance factor” of the underlying asset, which will equal the final level divided by the initial level (expressed as a percentage). The “initial level” is the arithmetic average of the closing level of the underlying asset on each trading day during the initial valuation period, as determined by the calculation agent and as specified below, and the “final level” will be the arithmetic average of the closing level of the underlying asset on each trading day during the final valuation period, as described on page P-2 of the accompanying pricing supplement.
•
If the underlying performance factor is equal to or greater than 160% (meaning that the underlying performance factor is 160% or more, which equals an increase in the final level of at least 60% from the initial level), BNS will pay you a cash payment per Security at maturity resulting in a return equal to the maximum gain of 120.50%.

•
If the underlying performance factor is equal to or greater than 122% and less than 160%, BNS will pay you a cash payment per Security at maturity resulting in a return equal to the sum of (a) 2.026319 times the difference between the underlying performance factor and 122%, plus (b) 43.50%.

•
If the underlying performance factor is equal to or greater than 92% and less than 122%, BNS will pay you a cash payment per Security at maturity resulting in a return equal to 1.45 times the difference between the underlying performance factor and 92%.

•
If the underlying performance factor is less than 92% and equal to or greater than 82% (which equals a decrease in the final level by more than 8% but by no more than 18% from the initial level), BNS will pay you a cash payment per Security at maturity that is less than the principal amount, resulting in a percentage loss on your investment in the Securities equal to 1.80 times the difference between the underlying performance factor and 92%. You will suffer a loss of 1.80% of your principal amount for each 1% that the underlying performance factor is less than 92%.

•
If the underlying performance factor is less than 82%, BNS will pay you a cash payment per Security at maturity that is less than the principal amount, resulting in a percentage loss on your investment in the Securities equal to the percentage that the underlying performance factor is less than 100%. In extreme situations, you could lose all of your investment in the Securities.

Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your investment in the Securities. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.
Features
☐
Exposure to Performance of the Underlying Asset up to the Maximum Gain: If the underlying performance factor is at least 92%, at maturity the Securities will provide a positive return based on the excess of the underlying performance factor over 92% and otherwise as described in the accompanying pricing supplement, subject to the maximum gain.

☐
Potential for Full Downside Market Exposure: If the underlying performance factor is less than 92%, which equals a decrease from the initial level to the final level of more than 8%, BNS will pay you a cash payment per Security at maturity that is less than the principal amount:

o
If the underlying performance factor is less than 92% but equal to or greater than 82% (meaning that there is a decrease from the initial level to the final level of more than 8% but equal to or less than 18%), the percentage loss on your investment in the Securities will be equal to 1.80 times the difference between the underlying performance factor and 92%. In this scenario, you will suffer a loss of 1.80% for each 1% that the underlying performance factor is less than 92%.

o
If the underlying performance factor is less than 82% (meaning that there is a decrease from the initial level to the final level of more than 18%), the percentage loss on your investment will be equal to the percentage that the underlying performance factor is less than 100%. In other words, you will be fully exposed to the negative performance of the underlying asset from the initial level to the final level and, in extreme situations, you could lose all of your investment in the Securities. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS.

Key Dates
Initial Valuation Period	November 14, 2022 through December 21, 2022 (inclusive)
Trade Date	November 15, 2022
Settlement Date	November 18, 2022
Final Valuation Period*	December 19, 2028 through Final Valuation Date (inclusive)
Final Valuation Date*	March 21, 2029
Maturity Date*	March 26, 2029
* Subject to postponement in the event of a market disruption event, as described in the accompanying pricing supplement.
Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have the same downside market risk as that of an investment in the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of BNS.

You should carefully consider the risks described under “Key Risks” beginning on page P-4 of the accompanying pricing supplement and under “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose some or all of your investment in the Securities in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.
Security Offering
The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity”. The initial level is the arithmetic average of the closing level of the underlying asset on each trading day during the initial valuation period, as determined by the calculation agent. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.
Underlying Asset	Bloomberg Ticker	Maximum Gain	Maximum Payment at Maturity	Initial Level	CUSIP	ISIN
Dow Jones Industrial Average®	INDU	120.50%	$22.05 per Security	33,741.38	06417U735	US06417U7357
The initial estimated value of your Securities as of the trade date was $9.567 per principal amount, which is less than the issue price to public listed below. See “Additional Information Regarding Estimated Value of the Securities” herein and “Key Risks” beginning on page P-4 of the accompanying pricing supplement for additional information. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy.
See “Additional Information About BNS and the Securities” on page P-ii. The Securities will have the terms set forth in this document, the accompanying pricing supplement dated November 15, 2022, the accompanying product supplement dated December 29, 2021, prospectus supplement dated December 29, 2021, underlier supplement dated December 29, 2021 and prospectus dated December 29, 2021.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this document, the accompanying pricing supplement, the accompanying product supplement, underlier supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
The Securities are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the U.S. or any other jurisdiction. The Securities are not bail-inable debt securities under the CDIC Act.
Offering of Securities	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to The Bank of Nova Scotia(1)(2)
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Dow Jones Industrial Average®	$2,132,000.00	$10.00	$5,330.00	$0.025	$2,126,670.00	$9.975
(1)
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the Securities at the principal amount and, as part of the distribution of the Securities, has agreed to sell the Securities to UBS Financial Services Inc. (“UBS”) at the discount specified in the table above. See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” in the accompanying pricing supplement for additional information.

(2)
UBS or one of its affiliates is to conduct hedging activities for us in connection with the Securities. These amounts exclude any profits to UBS, BNS or any of our or their respective affiliates from hedging. See “Key Risks” and “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional considerations relating to hedging activities.

Scotia Capital (USA) Inc.	UBS Financial Services Inc.

*
This pricing addendum specifies the initial level of the underlying asset and supplements the accompanying pricing supplement dated November 15, 2022 and the accompanying product supplement, underlier supplement, prospectus supplement and prospectus. The Securities have the terms specified in these documents. See “Additional Information about BNS and the Securities” on page ii herein.

Additional Information about BNS and the Securities
You should read this document together with the pricing supplement dated November 15, 2022 and the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021, the underlier supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these Securities are a part. Capitalized terms used but not defined in this document will have the meanings given to them in the accompanying pricing supplement.
The Securities may vary from the terms described in the accompanying prospectus, accompanying prospectus supplement, accompanying underlier supplement and accompanying product supplement in several important ways. You should read this document along with the accompanying pricing supplement carefully, including the documents incorporated by reference herein. In the event of any conflict between this document and any of the foregoing, the following hierarchy will govern: first, this document; second the accompanying pricing supplement; third, the accompanying product supplement; fourth, the accompanying underlier supplement; fifth, the accompanying prospectus supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
This document, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in the accompanying pricing supplement, in “Additional Risk Factors Specific to the Securities” of the accompanying product supplement and in “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus, as the Securities involve risks not associated with conventional debt securities.
We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities in light of your particular circumstances.
You may access these documents on the SEC website at www.sec.gov as follows:
♦	Pricing Supplement dated November 15, 2022: http://www.sec.gov/Archives/edgar/data/9631/000114036122042062/brhc10044297_424b2.htm
♦	Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm
♦	Underlier Supplement dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007901/bn56408660-424b2.htm
♦	Prospectus Supplement dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
♦	Prospectus dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm
References to “BNS”, “we”, “our” and “us” refer only to The Bank of Nova Scotia and not to its consolidated subsidiaries and references to the “Capped Buffer In-GEARS” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “accompanying pricing supplement” mean the BNS pricing supplement dated November 15, 2022, references to the “accompanying product supplement” mean the BNS product supplement, dated December 29, 2021, references to the “accompanying underlier supplement” mean the BNS underlier supplement, dated December 29, 2021, references to the “accompanying prospectus supplement” mean the BNS prospectus supplement, dated December 29, 2021 and references to the “accompanying prospectus” mean the BNS prospectus, dated December 29, 2021.

P-2